Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY PROVIDES OPERATIONS, PRODUCTION AND LIQUIDITY UPDATE
LAFAYETTE, LA — January 6, 2010 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company completed four operated horizontal wells in the Woodford Shale during the fourth quarter of 2009. The following is a summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	Maximum Hourly Gross Rate (Mcf/d)
PQ 25	77%	12/9/2009	7,245	5,589
PQ 30	35%	11/27/2009	4,383	6,865
PQ 31	72%	12/30/2009	4,942	5,698
PQ 32	72%	12/30/2009	5,536	7,917
In addition to the above completions, the Company has reached total depth on its thirty-third horizontal Woodford well and is commencing completion activities. The Company currently has one operated rig working in the basin and estimates that its current net production from its Oklahoma properties is approximately 30 MMcfe per day.
In East Texas, the Company expects to participate in its first horizontal Cotton Valley well during the first quarter of 2010. Depending upon the results of the initial well, the Company is planning to participate in additional wells during 2010 in addition to planned Travis Peak activity. The Company estimates that its current net production from its East Texas properties is approximately 10 MMcfe per day.
In the Gulf Coast, the Company expects to spud its Sugarloaf prospect during the first quarter of 2010. The Company has a 30% working interest in this prospect targeting significant oil potential.
Capital Expenditures Update
The Company currently expects its 2009 direct capital expenditures to total approximately $60 million versus its previous guidance of $65 — $75 million. The reduced capital expenditure budget is the result of the deferral of several capital projects from the fourth quarter of 2009. In addition, the Company’s capital expenditures on its non-operated Fayetteville Shale assets were less than expected.
Production Guidance Update
During the fourth quarter of 2009, the Company experienced a prolonged unanticipated shut-in at its Pelican Point well due to third party pipeline issues downstream of the well. In addition, several Gulf Coast properties were shut-in for Hurricane Ida. As a result of these shut-ins and the previously mentioned capital deferred to 2010, the Company is revising its fourth quarter 2009 production guidance to approximately 81-83 MMcfe per day from its previously issued guidance of 83-88 MMcfe per day. Despite the revised fourth quarter production guidance, the Company expects to achieve its previously issued full-year 2009 production guidance of 90-100 MMcfe per day. The Company estimates that its current net production is approximately 90 MMcfe per day and 51% of its current net production is from its long-lived assets.

Liquidity Update
In December 2009, the Company repaid an additional $20 million of bank debt. With this payment, the Company has repaid $101 million of bank debt during 2009. At December 31, 2009, the Company had $29 million of borrowings outstanding on its $100 million revolving credit facility. The Company estimates a year-end cash balance of approximately $20 million.
Management’s Comment
“We are pleased with our decision in 2009 to repay $101 million of revolver debt, and are excited to be resuming our growth story in 2010,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “With the deliberate pullback in our capital expenditures during 2009, we believe these Woodford wells and other planned activity will mark the fourth quarter of 2009 as the low point in our production base. We continue to demonstrate our ability to operate as the low cost leader in the Woodford trend through our current well cost estimates of $4.1 — $4.4 million. This cost structure, combined with a 6 MMcf average initial production rate on our last 15 wells, generate returns that are competitive with other major shale plays.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and the significant price decline since June 30, 2008, the uncertain economic conditions in the United States and globally, the decline in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs or reductions in the borrowing base under our bank credit facility, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.